Exhibit 4.3

Execution Version

LOUISIANA-PACIFIC CORPORATION

7.500% SENIOR NOTES DUE 2020

INDENTURE

Dated as of May 21, 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314(a)	4.03;12.02;12.05
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of May 21, 2012 between Louisiana-Pacific Corporation, a Delaware corporation, and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Company, and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 7.500% Senior Notes due 2020 of the Company (the “Notes”) issued under this Indenture:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“13% Notes” means the 13% Senior Secured Notes due 2017, issued pursuant to an Indenture dated as of March 10, 2009, among the Company, as issuer, certain Subsidiaries of the Company, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Additional Notes” means an unlimited aggregate principal amount of additional Notes (other than the Initial Notes) issued under this Indenture as part of the same series as the Initial Notes, including the Exchange Notes.

An “Affiliate” of a Person means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; provided, however, that with respect to the Company the term Affiliate shall not include the Company or any Subsidiary of the Company so long as no Affiliate of the Company has any direct or indirect interest therein, except through the Company or its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at June 1, 2016 (such redemption price being set forth in the table appearing in

Section 3.07) plus (ii) all remaining required interest payments due on such Note through June 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means

(1)	an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company; or

(2)	the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, conveyance, transfer or other disposition for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction that does not give rise to a Capitalized Lease Obligation, to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1)	any Capital Stock of any Restricted Subsidiary of the Company; or

(2)	any other property or assets, other than cash or Cash Equivalents, of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales will not include:

(a)	a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $25.0 million;

(b)	the sale, conveyance, transfer or other disposition of (i) accounts receivable and (ii) inventory or other assets held for sale in the ordinary course of business;

(c)	the sale, conveyance, transfer or other disposition of property or assets in the ordinary course of business;

(d)	the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under Section 5.01 hereof;

(e)	sales, conveyances, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (or foreclosure with respect to) any Lien not prohibited by Section 4.12 hereof;

(f)	sales, conveyances, transfers or other dispositions of damaged, obsolete or worn out property or equipment, or property or equipment that is no longer necessary or useful in the conduct of the business of the Company and its Restricted Subsidiaries, in each case as determined by the Company in good faith;

(g)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(h)	sales, conveyances, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by Section 4.07 hereof;

(i)	the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(j)	execution of settlement of or unwinding of any Hedging Protection Obligations;

(k)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l)	sales, conveyances, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)	the lease, assignment or sublease of any real or personal property in the ordinary course of business; and

(n)	licensing of intellectual property in the ordinary course of business;

(o)	sales, conveyances, transfers or other dispositions of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction;

(p)	sales, conveyances, transfers or other dispositions of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash in an amount at least equal to 90% of the Fair Market Value thereof (for the purposes of this clause (p), Purchase Money Notes will be deemed to be cash);

(q)	any Sale and Leaseback Transaction of any assets within 90 days of the acquisition thereof;

(r)	the sale, conveyance, transfer or other disposition of the property and assets located at 600 Rue Forex, St. Michel des Saints, Quebec, Canada; and

(s)	the sale, conveyance, transfer or other disposition of the property and assets located at 219 U.S. Highway 20W, Middlebury, Indiana.

“Attributable Debt” in respect of a Sale and Leaseback Transaction consummated subsequent to the Issue Date means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, that “Attributable Debt” shall not include any such obligations to the extent they relate to the lease of manufacturing facilities, warehouses, offices, distribution facilities or other facilities, including without limitation, the fixtures appertaining thereto, unless such obligations are required to be recorded on the Company’s balance sheet in accordance with GAAP.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

“Bank Products” means any one or more of the following types of services or facilities: (a) credit cards or stored value cards, and (b) cash management or related services, including (i) the automated clearinghouse transfer of funds or overdraft for any accounts, (ii) controlled disbursement services and (iii) E-payables or comparable services.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, as now in effect or hereafter amended.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2)	65% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

in each case, giving pro forma effect to any acquisitions or dispositions made after the applicable quarter end or made on the date giving rise for the need to make such calculation in a manner consistent with that described in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such other Person or any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and reflected as a liability on a balance sheet under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	United States dollars, euros or the currency of any country recognized by the United States;

(2)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case with average maturities of 24 months or less from the date of acquisition;

(3)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with average maturities of 24 months or less from the date of acquisition;

(4)	money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s with average maturities of 24 months or less from the date of acquisition;

(5)	certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) with average maturities of 24 months or less from the date of acquisition issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any country recognized by the United States having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(6)	repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (2) and (3) above entered into with any bank meeting the qualifications specified in clause (5) above;

(7)	commercial paper or other Indebtedness or Preferred Stock with a long term rating of “A” or higher from S&P or “A2” or higher from Moody’s or a short term rating of at least “A-1” or higher from S&P or “P-1” or higher from Moody’s, in each case, with average maturities of 24 months or less from the date of acquisition;

(8)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (7) above; and

(9)	investments in investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above.

“Cash Equivalents” shall also mean any investment made at any time while the aggregate value, calculated in accordance with GAAP, of all investments of the Company and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (9) above exceeds the aggregate principal amount of Indebtedness (or, in the case of Indebtedness issued at a discount to its principal amount, the accreted value) of the Company and its Restricted Subsidiaries (a “Qualifying Investment”), that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (9) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (9) requiring a shorter maturity); and (b) the weighted average effective maturity of (i) such Qualifying Investment, (ii) all other investments that were made as Qualifying Investments in accordance with this paragraph and (iii) all investments of the Company and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (9) above, does not exceed 24 months from the date of such acquisition thereof.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (whether or not otherwise in compliance with the provisions of this Indenture);

(2)	the approval by the holders of Capital Stock of the Company of any plan for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3)	any Person or Group shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company entitled under ordinary circumstances to elect a majority of the directors of the Company (the “Voting Stock”); or

(4)	the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.

“Clearstream” means Clearstream Banking, S.A.

“Commodity Price Protection Obligation” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to fix or hedge commodity price risk.

“Company” means Louisiana-Pacific Corporation, until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(1)	the sum, without duplication, of the amounts for such period, taken as a single accounting period, of:

(a)	Consolidated Net Income;

(b)	Consolidated Non-Cash Charges;

(c)	Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d)	Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

(e)	any expenses or charges related to any transaction or series of transactions constituting an equity offering, Permitted Investment, recapitalization or Incurrence of Indebtedness permitted to be Incurred by this Indenture (whether or not successful) or related to the offering of the Initial Notes; and

(f)	with respect to periods prior to the Issue Date, the other positive adjustments included in “Adjusted EBITDA” set forth in the Offering Circular; less

(2)	the sum of the following:

(a)	non-cash items increasing Consolidated Net Income for such period, other than (I) the accrual of revenue consistent with past practice, and (II) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-Cash Charges; and

(b)	with respect to periods prior to the Issue Date, the other negative adjustments included in “Adjusted EBITDA” set forth in the Offering Circular.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four most recent full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the Incurrence of any Indebtedness (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Incurrence (and the application of the proceeds thereof) or repayment, as the case may be, occurred on the first day of the Four-Quarter Period; provided, however, that the pro forma calculation of Consolidated Fixed Charges shall not give effect to any Permitted Indebtedness Incurred on the Transaction Date or to the repayment of any Indebtedness from the proceeds of any Permitted Indebtedness Incurred on the Transaction Date; and

(2)	any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Acquired Indebtedness) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four-Quarter Period and giving effect to any pro forma expense and cost reductions associated with any such Asset Acquisition or Asset Sale calculated on a basis consistent with Regulation S-X under the Exchange Act.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(a)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b)	if interest on any Indebtedness (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(c)	notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(1)	Consolidated Interest Expense; and

(2)	the product of (a) all dividends and other distributions paid or accrued during such period in respect of Disqualified Equity Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period the sum, without duplication, of:

(1)	the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)	any amortization of debt discount;

(b)	the net cost of Interest Rate Protection Obligations (including any amortization of discounts);

(c)	the interest portion of any deferred payment obligation;

(d)	all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e)	all accrued interest; plus

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

(3)	the interest expense on any Indebtedness in excess of $20.0 million in aggregate principal amount outstanding guaranteed by such Person and its Restricted Subsidiaries; plus

(4)	all capitalized interest of such Person and its Restricted Subsidiaries for such period; less

(5)	interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by:

(1)	excluding, to the extent included in calculating such net income, without duplication

(a)	all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(b)	the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(c)	gains or losses in respect of any Asset Sales after the Issue Date by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(d)	the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis;

(e)	solely for purposes of determining the amount available for Restricted Payments in Section 4.07(a)(3), the net income of any Restricted Subsidiary (other than a Guarantor) of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(f)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(g)	any fees and expenses paid in connection with the issuance of the Notes;

(h)	non-cash compensation expense incurred in connection with any issuance of Equity Interests to an employee of such Person or any Restricted Subsidiary;

(i)	any net after-tax gains or losses attributable to the early extinguishment of Indebtedness; and

(2)	including, without duplication, dividends from Persons that are not Restricted Subsidiaries actually received in cash by the Company or any Restricted Subsidiary.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of such Person but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries and computed in accordance with GAAP.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles), cost of timber harvested and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors of the Company on the Issue Date; or

(2)	was nominated for election or elected to such board of directors with the approval or subsequent ratification of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Company’s loan and security agreement, dated March 10, 2009 among the Company, the other borrowers named therein, the guarantors named therein, Bank of America, N.A., as administrative agent, and the other agents and lenders named therein, including all related notes and collateral documents, in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any modification extending the maturity of the facility evidenced by, or increasing the total commitment under, such agreement and any agreement evidencing any refinancing, replacement (which replacement can occur after termination of the relevant agreement) or restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) of all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement and any commercial paper facilities or other agreements or indentures, in each case with banks or other lenders or debt holders providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other debt) or letters of credit or other debt, in each case, as amended, restated, modified, renewed, refunded, replaced (which replacement can occur after termination of the relevant agreement), refinanced or substituted in whole or in part from time to time by one or more of such facilities, whether with the same or different banks or lenders or holders and whether or not increasing the amount thereunder.

“Currency Exchange Protection Obligation” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to fix or hedge currency exchange risk.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Securities Lien” means any Lien securing Indebtedness incurred in connection with (a) any registered offering of securities under the Securities Act or (b) any private placement of securities (including under Rule 144A of the Securities Act) pursuant to an exemption from the registration requirements of the Securities Act which does not include, among other things, Liens securing Indebtedness incurred in connection with (i) the Credit Agreement and (ii) debt facilities or other agreements with one or more banks or one or more lenders providing for revolving credit loans, term loans or letters of credit facilities.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate executed by an executive officer of the Company or such Restricted Subsidiary.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event:

(1)	matures or is mandatorily redeemable under a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Equity Interests; or

(3)	is redeemable or repurchasable, in whole or in part, at the option of the holder thereof;

in each case on or prior to the day that is 91 days after the Stated Maturity of the Notes; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Equity Interests if:

(a)	the “asset sale” or “change of control” provisions applicable to such Equity Interests are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation to the holders of such Equity Interests than the provisions described in Sections 4.10 and 4.14 hereof respectively, and

(b)	any such requirement becomes operative only after compliance with such corresponding terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“Equity Interests” means all Capital Stock and all warrants, profits, interests, equity appreciation rights or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into equity.

“Equity Offering” means any private or public offering of Qualified Capital Stock of the Company, other than any issuance registered on Form S-8 or any successor thereto.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset or property, as determined in good faith by the Company, the price which could be negotiated in an arm’s-length transaction taking into account the circumstances of the subject transaction; provided that where the value of the assets or property is in excess of $50.0 million, the Fair Market Value shall be determined by the board of directors of the Company in good faith and will be evidenced by a board resolution delivered to the trustee.

“Foreign Subsidiary” means (i) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State or territory thereof or the District of Columbia and (ii) any Restricted Subsidiary of a Subsidiary described in the foregoing clause (i).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that, at any time after the Issue Date, the Company may by written notice to the Trustee elect to change “GAAP” to be defined as “generally accepted accounting principles in the United States of America as in effect on the date of such notice,” and thereafter GAAP as of such date will be GAAP for all periods beginning on or after the date of such notice.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(iii), 2.06(b)(iv), 2.06(d)(ii) and (iii) or 2.06(f) hereof.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Protection Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Protection Obligations, Commodity Price Protection Obligations and Currency Exchange Protection Obligations.

“Holder” means a Person in whose name a Note is registered in the Note register.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Immaterial Subsidiary” means any Restricted Subsidiary the Consolidated Net Tangible Assets of which are less than 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Restricted Subsidiaries (in each case determined in accordance with GAAP) as of the end of the most recent fiscal quarter prior to the date of determination for which financial information is respect thereof is available; provided, that upon any Restricted Subsidiary ceasing to comply with the foregoing requirements, the Company will be deemed to have acquired a Restricted Subsidiary that is not an Immaterial Subsidiary and will comply with the provisions set forth in Section 4.15 hereof in connection therewith.

“Incur” or “incur” means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, Guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for, payment of such Indebtedness.

“Indebtedness” means with respect to any Person, without duplication:

(1)	the principal amount of all obligations of such Person for borrowed money;

(2)	the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all obligations of such Person to pay the deferred purchase price of property (but excluding trade accounts payable and other similar liabilities arising in the ordinary course of business and excluding any earn-out obligations);

(5)	all obligations of such Person for the reimbursement of any obligor on any letter of credit or banker’s acceptance (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(6)	guarantees of such Person in respect of Indebtedness of another Person referred to in clauses (1) through (5) above and clause (8) below;

(7)	all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of the property or asset of such Person subject to such Lien and the amount of the Indebtedness secured thereby;

(8)	all Hedging Protection Obligations of such Person, excluding non-speculative Hedging Protection Obligations;

(9)	all Preferred Stock of any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and

(10)	all Disqualified Equity Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (1) the “maximum fixed repurchase price” of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness is required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value will be determined reasonably and in good faith by the issuer of such Disqualified Equity Interests, and (2) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accrual or payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of Section 4.09 hereof. The amount of Indebtedness of any Person at any date will be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $350 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that is not also a QIB.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or other acquisition for consideration by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit, advances to customers, and travel and similar advances to officers and employees in the ordinary course of business by the Company and its Subsidiaries. For the purposes of Section 4.07:

(1)	“Investment” will include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2)	the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed.

“Investment Grade Rating” means BBB– or higher by S&P or Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P and Moody’s, or of another Rating Agency.

“Issue Date” means the date on which the Notes are originally issued under this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at any other place of payment for the Notes are authorized by law, regulation or executive order to remain closed. If a payment date for the Notes is a Legal Holiday in the City of New York or any such other place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)	all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)	the amounts of:

(a)	any repayments of debt secured, directly or indirectly, by Liens on the assets that are the subject of such Asset Sale, and

(b)	any repayments of debt (other than Pari Passu Indebtedness or Subordinated Indebtedness) that is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);

(4)	any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries will constitute Net Cash Proceeds on such date;

(5)	all amounts deemed appropriate by the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale;

(6)	all foreign, federal, state and local taxes payable (including taxes reasonably estimated to be payable) in connection with or as a result of such Asset Sale; and

(7)	with respect to Asset Sales by Restricted Subsidiaries of the Company, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

Notwithstanding the foregoing, Net Cash Proceeds will not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent (and only to the extent):

(1)	such proceeds cannot under applicable law be transferred to the United States; or

(2)	such transfer would result (in the good faith determination of the Company) in an aggregate tax liability that would be materially greater than if such Asset Sale occurred in the United States;

provided that if, as, and to the extent that any of such proceeds may lawfully be in the case of clause (1) or are in the case of clause (2) transferred to the United States, such proceeds will be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Offering Circular” means the Company’s offering circular, dated May 9, 2012, relating to the issuance of the Initial Notes on the Issue Date.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Company or a Guarantor ranking pari passu in right of payment with the Notes or a Notes Guarantee, as the case may be, determined without regard to the secured or unsecured status of such indebtedness, the Notes or any such Notes Guarantee, that the obligor thereon is required to repurchase, redeem or repay, or to offer to repurchase, redeem or repay, on a permanent basis in connection with an Asset Sale.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the board of directors of the Company.

“Permitted Indebtedness” means, without duplication:

(1)	the Notes (other than Additional Notes that are not Exchange Notes) and the Guarantees thereof;

(2)	Indebtedness incurred pursuant to Credit Facilities by the Company or any Restricted Subsidiary and any Guarantee thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount at any time outstanding not to exceed the greater of (a) $250.0 million and (b) the Borrowing Base;

(3)	Indebtedness (other than Indebtedness contemplated by clause (1) or (2) of this definition) of the Company and its Subsidiaries outstanding on the Issue Date;

(4)	obligations of the Company or any Restricted Subsidiary pursuant to Hedging Protection Obligations which are not incurred for speculative purposes;

(5)	intercompany Indebtedness owed by the Company or any Restricted Subsidiary of the Company to the Company or any other Restricted Subsidiary of the Company; provided, however, that (a) any such indebtedness owed by the Company or any Guarantor to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Notes (or the applicable Notes Guarantee) and (b) if, as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness, such date will be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (5);

(6)	Acquired Indebtedness, provided that after giving effect to the related acquisition or merger (i) the Company could Incur at least $1.00 of Indebtedness under the Consolidated Fixed Charge Coverage Ratio in accordance with Section 4.09 on the date such Indebtedness became Acquired Indebtedness or (ii) the Consolidated Fixed Charge Coverage Ratio for the Company would be greater than such ratio immediately prior to such acquisition or merger;

(7)	(A) guarantees by Restricted Subsidiaries of Indebtedness of the Company or Guarantees by Restricted Subsidiaries of Indebtedness of other Restricted Subsidiaries to the extent that such Indebtedness is otherwise permitted under this Indenture and (B) guarantees by the Company of any of its Restricted Subsidiaries’ Indebtedness; provided that such Indebtedness is permitted to be incurred under this Indenture; and provided, further, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8)	Indebtedness (including Capitalized Lease Obligations and Purchase Money Debt) incurred by the Company or any Restricted Subsidiary in connection with the purchase, lease or improvement of property (real or personal) or equipment or other capital expenditures in connection with a Related Business whether through a direct purchase of assets or the Capital Stock of any Person owning such assets, in aggregate principal amount at any time outstanding not to exceed $100.0 million;

(9)	Guarantees, letters of credit and indemnity agreements relating to, and obligations in respect of, performance, bid, appeal and surety bonds and completion guarantees incurred in the ordinary course of business;

(10)

any refinancing, modification, replacement (which replacement can occur after termination of the relevant agreement or instrument evidencing such Indebtedness), renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09 and clauses (1), (3), (6), (8) and this clause (10) of this definition, including any additional Indebtedness incurred to pay premiums reasonably determined by the Company (including tender premiums), defeasance costs and fees and expenses in connection therewith prior to its respective maturity; provided, however, that such Indebtedness is incurred either by the Company, by a Guarantor or by the Restricted Subsidiary of Company that was the obligor on the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold and is guaranteed only by the Company, one or more Guarantors or Persons who were obligors on the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold and any such event does not (a) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (i) to pay premiums, defeasance costs and related fees and expenses or (ii) otherwise permitted to be incurred under this Indenture) of the Company and its Restricted Subsidiaries and (b) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold;

(11)	additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) the greater of (a) $200.0 million and (b) 12.0 % of the Company’s Total Assets; provided that the aggregate principal amount of such Indebtedness incurred or guaranteed pursuant to this clause (11) that is incurred by Restricted Subsidiaries that are not Guarantors shall not exceed at any one time outstanding the greater of (a) $75.0 million and (b) 4.0% of the Company’s Total Assets;

(12)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation or employee health claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation or employee health claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(13)	Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (13));

(14)	the guarantee by the Company or any Restricted Subsidiary that guarantees Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred other than pursuant to this clause (14); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is extinguished within five Business Days;

(16)	Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (16) and outstanding on the date of such incurrence, does not exceed the greater of (a) $150.0 million and (b) 9.0 % of the Company’s Total Assets;

(17)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (17);

(18)	Indebtedness outstanding under the 13% Notes and contribution, indemnification and reimbursement obligations owed by the Company or any Restricted Subsidiary to any of the other of them in respect of amounts paid or payable on the 13% Notes, until the date on which the 13% Notes are repurchased, redeemed or otherwise retired as described under the caption “Use of Proceeds” in the Offering Circular;

(19)	Subordinated Indebtedness of the Company or any Guarantor (or a Restricted Subsidiary which Guarantees the Notes at the time of such incurrence) in an aggregate principal amount which, when taken together with all other Subordinated Indebtedness Incurred pursuant to this clause (19) and outstanding on the date of such incurrence, does not exceed $150.0 million at any one time outstanding; and

(20)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business.

For purposes of determining compliance with Section 4.09:

(a)	In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09, the Company, in its sole discretion, will be permitted to classify and/or divide all or a portion of such item of Indebtedness on the date of its incurrence or later reclassify and/or divide all or a portion of such item of Indebtedness in any manner that complies with Section 4.09; provided, however that all Indebtedness under the Credit Agreement which is in existence or available on the Issue Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, will be deemed to have been incurred on such date under clause (2) of this definition of “Permitted Indebtedness,” and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter.

(b)	For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount, together with any accrued and unpaid interest thereon and any premium or fees and expenses related thereto, of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which refinancing Indebtedness is denominated that is in effect on the date of such refinancing. Notwithstanding any other provision of this Indenture, the maximum amount of Indebtedness that the Company may incur pursuant to Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

(c)	Guarantees or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of the amount of Indebtedness shall not be included in the determination of Indebtedness.

(d)	Accrual of interest or dividends, accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness, Disqualified Equity Interests or Preferred Stock for purposes of Section 4.09.

“Permitted Investments” means:

(1)	Investments in the Company or any Restricted Subsidiary of the Company, or for the benefit of any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter and including Investments in any Person, if after giving effect to such Investment, such Person would be a Restricted Subsidiary of the Company or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company);

(2)	Investments in cash or Cash Equivalents;

(3)	Investments existing on the Issue Date;

(4)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case, extensions, modifications and amendments thereof;

(5)	loans and advances in the ordinary course of business by the Company and its Restricted Subsidiaries to their respective employees in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(6)	Investments in an aggregate amount not to exceed $150.0 million at any one time outstanding;

(7)	Investments received by the Company or its Restricted Subsidiaries as non-cash consideration for asset sales, including Asset Sales; provided, however, in the case of an Asset Sale, such Asset Sale is effected in compliance with Section 4.10 hereof;

(8)	Hedging Protection Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ business;

(9)	extensions of credit to customers and suppliers in the ordinary course of business;

(10)	Investments in joint ventures (in each case that are not Subsidiaries of the Company) (measured on the date each such investment was made and without giving effect to subsequent changes in value) together with Investments in Unrestricted Subsidiaries, in an aggregate amount not to exceed at any time the sum of (i) $150.0 million, plus (ii) an amount equal to the net cash proceeds and Fair Market Value of property or assets received by the Company or any of its Restricted Subsidiaries as a return of capital or repayment of a loan or advance with respect to any Investment made pursuant to this clause (10) (except to the extent any such proceeds or Fair Market Value of property or assets are (a) included in the calculation of the Company’s Consolidated Net Income or (b) utilized to make Restricted Payments pursuant to Section 4.07 hereof);

(11)	guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness permitted by Section 4.09 hereof;

(12)	any Investments received in exchange for the issuance of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock;

(13)	any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Equity Interests; and

(14)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons.

“Permitted Liens” means:

(1)	Liens securing obligations under a Credit Facility permitted to be incurred under clause (2) of the definition of “Permitted Indebtedness” and Liens securing obligations in respect of Bank Products;

(2)	Liens outstanding on the Issue Date (other than Liens to secure Indebtedness under the Credit Agreement);

(3)	Liens securing the Notes or any Guarantees of the Notes;

(4)	Liens imposed by any governmental authority for taxes, assessments or charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Restricted Subsidiaries, as the case may be, in accordance with GAAP;

(5)	Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens arising out of judgments or awards against the Company or its Restricted Subsidiary with respect to which the Company or its Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(6)	pledges or deposits under worker’s compensation, unemployment insurance and other similar legislation;

(7)	deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any of its Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or any of its Restricted Subsidiaries or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which the Company or any of its Restricted Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(8)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, do not in the aggregate materially adversely affect the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	Liens on property of any entity (including shares of stock owned by such entity) which becomes a Restricted Subsidiary of the Company after the date on which the Notes are originally issued; provided that such Liens are in existence at the time such entity becomes a Restricted Subsidiary of the Company and were not created in anticipation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(10)

Liens upon property, including software and license rights with respect to software, acquired after the date on which the Notes are originally issued (by purchase, construction or otherwise) by the Company or any of its Restricted Subsidiaries, any of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property; provided that no such Lien shall extend to or cover any property of the Company or such Restricted Subsidiary other than the property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall not exceed (at the time of incurrence) 100% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such property at the time it was acquired (by purchase, construction or otherwise);

(11)	any Liens arising as a result of the sale of property owned by the Company or any Restricted Subsidiary of the Company which property is, immediately following such sale, leased back to the Company or any Restricted Subsidiary;

(12)	Liens in favor of the Company or any Restricted Subsidiary;

(13)	Liens securing Hedging Protection Obligations of the Company or any of its Restricted Subsidiaries permitted to be incurred under this Indenture;

(14)	Liens on property necessary to defease Indebtedness that was not incurred in violation of this Indenture;

(15)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit or in possession of such bank;

(16)	Liens on the property of Foreign Subsidiaries to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under this Indenture;

(17)	Liens related to bonds or similar instruments related to the Company’s or any Restricted Subsidiary’s 401(k) or other retirement based benefit plans;

(18)	Liens incurred with respect to any environmental remediation program;

(19)	Liens on specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(21)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(22)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries;

(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(24)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(25)	Liens in favor of issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued in the ordinary course of business;

(26)	any extension, renewal or replacement (which replacement can occur after termination of the relevant agreement) of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property);

(27)	Liens to secure Capitalized Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (8) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to any property or assets other than the property or assets acquired pursuant to such Capitalized Lease Obligations or with the proceeds of such Purchase Money Debt or property affixed or appurtenant thereto and any proceeds thereof;

(28)	Liens arising from UCC financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(29)	Liens on assets transferred to a Receivable Subsidiary or Equity Interests in a Receivable Subsidiary or on assets of a Receivable Subsidiary, in each case, created, incurred or arising in connection with a Qualified Receivables Transaction; and

(30)	Liens to secure Indebtedness permitted to be incurred pursuant to Section 4.09 in an aggregate amount at any time outstanding not to exceed the greater of (a) $175.0 million and (b) 10.0 % of the Company’s Total Assets.

For purposes of this definition, the term “Indebtedness” shall be deemed to include all obligations in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Debt” means Indebtedness:

(1)	Incurred to finance the purchase or construction (including additions and improvements thereto) of any property or assets (other than Equity Interests); and

(2)	that is secured by a Lien on such property or assets and no other property or assets of the purchaser or owner of such property or assets or any of its Restricted Subsidiaries;

in either case, that does not exceed 100% of the cost of such purchase or construction which is or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any stock that is not Disqualified Equity Interests.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the board of directors of the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Rating Agency” means (i) S&P, (ii) Moody’s or (iii) if neither S&P nor Moody’s is rating the Notes, another recognized rating agency, selected by the Company.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1)	that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries;

(2)	that is designated by the board of directors of the Company as a Receivable Subsidiary pursuant to a board of directors’ resolution set forth in an Officers’ Certificate and delivered to the Trustee;

(3)	that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with the definition of “Unrestricted Subsidiary”;

(4)

no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to Standard

Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Indebtedness, “Non-Recourse Receivable Subsidiary Indebtedness”);

(5)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the board of directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary; and

(6)	with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet item, financial condition, level of income or results of operations thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 21, 2012, among the Company and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Business” means, as determined by the Company in good faith, the businesses of the Company and its Restricted Subsidiaries as conducted on the Issue Date and similar, complementary or related businesses or reasonable extensions, developments or expansions thereof.

“Replacement Assets” means (a) assets of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries (including capital expenditures) as conducted on the date of the relevant Asset Sale or during the 365-day period commencing on such date or (b) any Related Business (including the Capital Stock of a Person or Persons in any such businesses or Related Business and licenses or similar rights to operate).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers, in each case responsible for administering this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the offering of the Initial Notes pursuant to the Offering Circular or any subsequent similar offer of Additional Notes, the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person that at the time of determination is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Special Interest” has the meaning assigned to that term pursuant to the Registration Rights Agreement.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the board of directors of the Company, including guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a lesser extent or with lower priority.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means the total assets of the applicable Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company or such other Person and its Restricted Subsidiaries as may be expressly stated.

“Treasury Rate” means with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (of, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2016; provided, however, that if the period from such redemption date to June 1, 2016 is less than one (1) year, the weekly average yield to maturity on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” of any Person means:

(1)	L-P SPV, Inc., LP Pinewood SPV, LLC and L-P SPV2, LLC;

(2)	any Subsidiary of such Person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(3)	any Subsidiary of an Unrestricted Subsidiary.

Subject to Section 4.16, the Board of Directors of the Company may designate any Subsidiary (including any existing or newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that: (x) the Company certifies to the Trustee in an Officers’ Certificate that such designation complies with Sections 4.07 and 4.16 and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the related lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries except to the extent permitted by the provisions of Sections 4.07 and 4.16.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(a)	all Indebtedness of such Unrestricted Subsidiary could be incurred in compliance with Section 4.09; and

(b)	immediately before and immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. As of the Issue Date, the Company does not have any Unrestricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness; into

(2)	the sum of the total of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Section 1.02 Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.11
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event	4.17
“DTC”	2.03
“Event of Default”	6.01
“Legal Defeasance”	8.02
“Net Proceeds Offer”	4.10
“Net Proceeds Offer Amount”	4.10
“Net Proceeds Offer Payment Date”	4.10
“Net Proceeds Offer Trigger Date”	4.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Pro Rata Share”	4.10
“Registrar”	2.03
“Restricted Payment”	4.07
“Surviving Entity”	5.01
“Suspended Covenants”	4.17
“Suspension Date”	4.17

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” is not limiting;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions; and

(h) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof. Notes offered and sold to a QIB in reliance on Rule 144A shall be issued initially in the form of one or more 144A Global Notes and numbered from 1 upward with the prefix “RA”, Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Global Notes and numbered from 1 upward with the prefix “RS”, Notes issued to Institutional Accredited Investors shall be issued initially in the form of one or more IAI Global Notes and numbered from 1 upward with the prefix “IAI”, and Unrestricted Global Notes shall be issued initially in the form of one or more permanent Global Notes with the Global Legend and numbered from 1 upward with the prefix “R”, which in each case shall be deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company in the form of an Officers’ Certificate (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents, provided, that at all times there shall be only one Note register. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of Section 317(b) of the TIA. The agreement shall implement the provisions of this Indenture that related to such Agent. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Corporate Trust Office of the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes and as the agency of the Company where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, on, or interest or Special Interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA §312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(ii) the Company in its sole discretion and subject to the Depositary’s procedures determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(iii) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged for Definitive Notes or beneficial interests in other Global Notes as provided in Section 2.06(b), (c), (d) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above

Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iv), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer or exchange is effected pursuant to subparagraph (ii) or (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to subparagraph (ii) or (iv) above.

If any transfer or exchange to or for an IAI Global Note is effected pursuant to this Section 2.06 at a time when an IAI Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more IAI Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this Section 2.06.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein. In order to facilitate compliance with the foregoing provisions, if and as requested by the Trustee, the Company shall promptly prepare and deliver to the Trustee a supply of Definitive Notes.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will not bear the Private Placement Legend. In order to facilitate compliance with the foregoing provisions, if and as requested by the Trustee, the Company shall promptly prepare and deliver to the Trustee a supply of Definitive Notes.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. Prior to any registration of transfer or exchange pursuant to this clause (i), the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. Prior to any registration of transfer or exchange pursuant to this clause (ii), the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(iv) In order to facilitate compliance with the foregoing provisions, if and as requested by the Trustee, the Company shall promptly prepare and deliver to the Trustee a supply of Definitive Notes.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

(i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Company; and

(ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Company.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF LOUISIANA-PACIFIC CORPORATION.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

By its acceptance of any Note bearing the Global Notes Legend or the Private Placement Legend, each Holder of such Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and agrees that it shall transfer such Note only as provided in this Indenture.

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers, Exchanges and Global Notes.

(i) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.14 and 9.05 hereof).

(iii) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection; or

(B) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) The registered holder of a Global Note may grant proxies and otherwise authorize any Person, including any Participants or Indirect Participants of the Depositary and Persons that may hold an interest in such Participants or Indirect Participants, to take any action which a Holder is entitled to take under this Indenture or any Note.

(x) Neither the Company nor the Trustee shall have any responsibility or obligation to any beneficial owner of a Global Note, any Participant or Indirect Participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or Indirect Participant or member thereof, with respect to any ownership interest in Global Notes or with respect to the delivery to any Participant or Indirect Participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Global Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Global Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Company and the Trustee may rely conclusively and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participants, Indirect Participants and any beneficial owners. Nothing herein shall prevent the Company, any Agent or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and the Participants and Indirect Participants of the Depositary, the operation of customary practices governing the exercise of the rights of a Holder of any Note. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Global Note (including any transfers between or among Participants, Indirect Participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee and the Company receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

The provisions of this Section 2.07 shall be exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company or a Subsidiary of the Company) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company, a Guarantor or any other Person pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the disposition of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP or ISIN Numbers

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 45 days (or shorter period as shall be acceptable to the Trustee) before a redemption date, an Officers’ Certificate setting forth:

(i)	the clause of this Indenture pursuant to which the redemption shall occur;

(ii)	the redemption date;

(iii)	the principal amount of Notes to be redeemed; and

(iv)	the redemption price, if then accertainable.

and further certifying that all conditions provided for in this Indenture to such redemption have been complied with.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption by such method as the Trustee deems fair and appropriate (or, in the case of Notes issued in global form pursuant to Article 2 hereof, beneficial interests in such Notes may be selected for redemption by the applicable clearing system in accordance with their customary procedures).

In the event of partial redemption, the particular Notes to be redeemed will be selected, not less than 30 nor more than 60 days prior to the redemption by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes selected for redemption will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; provided that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed; provided, further that portions of Notes may be selected for redemption in denominations equal to $1,000 or integral multiples thereof, except that the unredeemed portion of a Note shall be in a minimum principal amount of $2,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof; provided that notices of redemption shall be given to the Depositary in accordance with the procedures therefor.

The notice will identify the Notes to be redeemed and will state:

(i) the redemption date;

(ii) the redemption price, or if not then ascertainable, the manner of calculation thereof;

(iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. A notice of redemption mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption Price.

On or before 10:00 A.M., (New York City time) on each redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price (including the accrued interest and Special Interest, if any, payable in connection with such redemption) for all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price (including the accrued interest and Special Interest, if any, payable in connection with such redemption) for all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) On or prior to June 1, 2015, the Company may, at its option on one or more occasions, redeem up to 35% of the initially issued aggregate principal amount of the Notes (which includes Additional Notes, if any), upon not less than 30 nor more than 60 days’ notice, with the net cash proceeds received by the Company from one or more Equity Offerings at a redemption price equal to 107.500% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date; provided however, that:

(i) at least 65% of the initially issued aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption; and

(ii) each such redemption occurs within 90 days after the date of the completion of the related Equity Offering.

(b) At any time prior to June 1, 2016, the Company may, at its option on one or more occasions, redeem all or any portion of the Notes upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, thereon to, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date. The Company shall give the Trustee notice of the redemption price for any redemption pursuant to this clause (b) promptly after the calculation thereof and the Trustee shall have no responsibility for any such calculation.

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to June 1, 2016. The Company is not, however, prohibited under this Indenture from acquiring Notes by means other than redemption, whether pursuant to open-market transactions, tender offers or otherwise, so long as such transaction does not otherwise violate the terms of this Indenture.

(d) On or after June 1, 2016, the Company may, at its option on one or more occasions, redeem all or any portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) if redeemed during the 12-month period commencing on June 1 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date:

Year	Percentage
2016	103.750%
2017	101.875%
2018 and thereafter	100.000%

(e) Any redemption pursuant to this Section 3.07 shall be subject to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, on, and interest and Special Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Special Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due. The Company will pay all Special Interest, if any, in the amounts set forth in the Registration Rights Agreement and on the same dates, to the same Persons and in the same manner as ordinary interest on the Notes. The Company shall give the Trustee prompt notice of any Registration Default (as defined in the Registration Rights Agreement) under the Registration Rights Agreement, such notice to be contained in an Officers’ Certificate and to specify date from which Special Interest shall accrue. The Company shall also give the Trustee prompt notice of any increase in the amount of Special Interest and of any cure of any Registration Default, such notice to be also contained in an Officers’ Certificate.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful. Whenever in this Indenture there is mentioned, in any context, the payment of interest on, or in respect of, the Notes, such mention shall be deemed to include mention of the payment of Special Interest to the extent that Special Interest would be payable in respect thereof pursuant to the provisions of the Registration Rights Agreement and express mention of the payment of Special Interest in any provisions hereof shall not be construed as excluding Special Interest in those provisions hereof where such express mention is not made.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, such quarterly and annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in those sections; provided, however, that, if the SEC does not permit such filings, the Company will be required to provide to the Trustee and Holders of Notes any such information, documents or reports that are not so filed. The Company promptly will provide to the Trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company will be deemed to have provided all required reports and information referred to in this Section 4.03 to the Trustee and the Holders of the Notes as required by this Section 4.03 if it has filed the reports referred to in this paragraph with the SEC via the EDGAR filing system (or any successor filing system) and such reports are publicly available. The Company will also comply with the other provisions of TIA Section 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b) Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(iii) until 90 days after the date the relevant report hereunder is due.

(c) For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by paragraph (a) of this Section 4.03, the Company and the Guarantors will furnish to the Holders and to securities analysts and prospective investors that certify they are a QIB, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating, as to each such Officer signing such certificate, that to his or her knowledge the Company is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, on, or interest or Special Interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options (other than debt securities or Disqualified Equity Interests) to acquire Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock (other than dividends or distributions to a Restricted Subsidiary that owns Capital Stock of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, other than the exchange of Equity Interests to acquire Qualified Capital Stock;

(iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (other than payments on or repurchases, redemptions, defeasances or other acquisitions or retirement of (a) any Subordinated Indebtedness purchased in anticipation of satisfying a scheduled principal payment, maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case due within one year of the date of payment, repurchase, acquisition or retirement) or (b) Subordinated Indebtedness permitted to be incurred under clause (6) of the definition of “Permitted Indebtedness”);

(iv) make any Restricted Investment (other than Permitted Investments),

(each of the foregoing actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a “Restricted Payment”) if at the time of such Restricted Payment, or immediately after giving effect thereto,

(1) an Event of Default shall have occurred and be continuing;

(2) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.09 hereof; or

(3) the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding Restricted Payments permitted by clauses (ii)(a), (iii), (iv), (v), (vi), (viii), (x), (xi) and (xii) of Section 4.07(b)) shall exceed the sum of:

(A) 50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company earned during the period beginning January 1, 2013, and ending on the last day of the most recent fiscal quarter thereafter for which internal financial statements are available as of the date the Restricted Payment occurs, treating such period as a single accounting period; plus

(B) the aggregate net cash proceeds and the Fair Market Value of property or assets received (i) by the Company or any of its Restricted Subsidiaries from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or Disqualified Equity Interests) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion or exchange of Indebtedness, in transactions with Persons other than Restricted Subsidiaries of the Company and (ii) by the Company as capital contributions to the Company from its shareholders subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs; plus

(C) the amount by which Indebtedness or Disqualified Equity Interests of the Company and its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness or Disqualified Equity Interests of the Company or a Restricted Subsidiary for Qualified Capital Stock of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(D) an amount equal to the net cash proceeds and Fair Market Value of property or assets received by the Company or any of its Restricted Subsidiaries after the Issue Date from: (i) repayments of loans or advances or other transfers of property or assets, in each case to the Company or any Restricted Subsidiary (other than any such repayments of loans or advances and transfers of property or assets with respect to Investments made pursuant to clause (10) of the definition of “Permitted Investment” that have been utilized to make Investments pursuant to clause (10) of the definition of “Permitted Investments”), (ii) the sale or other disposition of any Restricted Investment (except, in the case of clauses (i) and (ii), to the extent any such payment or proceeds are included in the calculation of the Company’s Consolidated Net Income), or (iii) the release of any Guarantee of the Company or any Restricted Subsidiary that was previously counted as a Restricted Investment (except to the extent any amounts are paid under such Guarantee); plus

(E) in the case of a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, an amount equal to the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation.

(b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have complied with the provisions of this Indenture on the date of declaration;

(ii) the making of any Restricted Payment, either:

(A) in the form of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Equity Interests) to acquire Qualified Capital Stock; or

(B) through the application of the net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Equity Interests) to acquire Qualified Capital Stock, so long as such net proceeds are applied pursuant to this clause (b) within 180 days of such sale;

(iii) the repurchase by the Company of its Capital Stock if after giving effect thereto the aggregate consideration paid or payable for all such purchases does not exceed $50.0 million;

(iv) so long as no Event of Default shall have occurred and be continuing, the repurchase of any Subordinated Indebtedness of the Company or any Restricted Subsidiary at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness in the event of an Asset Sale pursuant to a provision similar to Section 4.10 hereof; provided that prior to or concurrently with such repurchase the Company has made the Net Proceeds Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Net Proceeds Offer;

(v) so long as no Event of Default shall have occurred and be continuing, the repurchase of any Subordinated Indebtedness of the Company or any Restricted Subsidiary at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to Section 4.14 hereof; provided that prior to or concurrently with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

(vi) the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, acquired or retired, plus any accrued and unpaid interest thereon, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of any fees, expenses or defeasance costs of the Company incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the Notes at least to the same extent as the Subordinated Indebtedness so purchased, redeemed, acquired or retired and (C) such new Indebtedness has an Average Life longer than the Average Life of the Subordinated Indebtedness and a Stated Maturity later than the Stated Maturity of the Subordinated Indebtedness;

(vii) so long as no Event of Default shall have occurred and be continuing, other Restricted Payments by the Company or any Restricted Subsidiary in an aggregate amount expended after the Issue Date pursuant to this clause (vii) not to exceed $100.0 million;

(viii) the repurchase of any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise of any warrants, rights or options to purchase or acquire such Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock (including any fractional interests resulting therefrom), if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent all or a portion of the exercise price thereof or applicable withholding taxes, if any;

(ix) so long as no Event of Default shall have occurred and be continuing, the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by any future, present or former officers, directors, employees, members of management or consultants (or their heirs, family members, spouses, former spouses or their estates or other beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any plan or agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any calendar year after the Issue Date does not exceed an aggregate amount of $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year); provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(x) the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof;

(xi) cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Company or a Restricted Subsidiary; and

(xii) any redemption of share purchase rights issued pursuant to the Company’s share purchase rights plan existing on the Issue Date (as the same may be amended from time to time) or any similar successor or replacement share purchase rights plan, for a redemption price not to exceed $0.01 per share purchase right.

(c) For purposes of this Section 4.07, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may classify such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify from time to time any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(d) If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to Section 4.07(a)(iii) hereof, in each case to the extent such Investments would otherwise be so counted.

Section 4.08 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on or in respect of its Capital Stock;

(ii) make loans or advances to or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company; or

(iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company;

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable law, rule, regulation or order of, or agreements with, governmental authorities with respect to assets located in their jurisdiction;

(ii) the Notes, this Indenture or any Note Guarantee;

(iii) (A) customary provisions (i) restricting the subletting or assignment of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (ii) contained in agreements related to the license of copyrighted or patented materials or other intellectual property, (B) provisions in agreements that restrict the assignment of such agreements or rights thereunder, (C) contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock or (D) in contracts with customers entered into the ordinary course of business that impose restriction on cash or other deposits or net worth;

(iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary or merged with or into the Company or any Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than (a) the Person or the properties or assets of the Person so acquired (including the Capital Stock of such Person), or (b) any Restricted Subsidiary having no assets other than (i) the Person or the properties or assets of the Person so acquired (including the Capital Stock of such Person) and (ii) other assets having a fair market value not in excess of $1.0 million, and, in each case, the monetary proceeds thereof;

(v) any agreement or instrument (A) in effect at or entered into on the Issue Date or (B) governing Indebtedness, provided, in the case of this clause (B), that (x) such Indebtedness is permitted under this Indenture and (y) the Company has determined in good faith at the time of incurrence that such encumbrance or restriction will not adversely affect in any material respect the Company’s ability to make principal or interest payments on the Notes as and when due;

(vi) Purchase Money Debt for property acquired in the ordinary course of business that impose restrictions of the nature referred to in Section 4.08(a)(iii) above on the property so acquired;

(vii) restrictions on the transfer of assets subject to any Lien permitted under this Indenture;

(viii) restrictions imposed by any agreement to sell assets not in violation of this Indenture to any Person pending the closing of such sale;

(ix) customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(x) the subordination of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to the Company or any other Restricted Subsidiary to any other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that such other Indebtedness is permitted under this Indenture;

(xi) any encumbrances or restrictions of the type referred to in Section 4.08(a) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements (which replacements can occur after termination of the relevant contract, instrument or obligation evidencing such encumbrance or restriction) or refinancing of the contracts, instruments or obligations referred to in subclauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xii) customary arrangements entered into or incurred by and relating exclusively to a Receivable Subsidiary in connection with a Qualified Receivables Transaction that, in the good faith determination of the Company’s board of directors, is reasonably necessary to effect such qualified Receivables Transaction;

(xiii) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose restrictions on that property of the nature referred to in Section 4.08(a)(iii) above;

(xiv) provisions in charters, bylaws or similar governing documents of any Receivable Subsidiary or joint venture entity as in effect on the Issue Date or that are reasonably customary for comparable entities engaged in comparable activities otherwise permitted under this Indenture; or

(xv) any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary that impose restrictions of the nature referred to in Section 4.08(a)(iii) hereof.

Section 4.09 Limitation on Incurrence of Additional Indebtedness

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than Permitted Indebtedness; provided, however, that the Company, or any Guarantor

(or any Restricted Subsidiary which Guarantees the Notes at the time of such incurrence) may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and application of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company would be equal to or greater than 2.0 to 1.0.

(b) For purposes of determining compliance with this Section 4.09:

(i) In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in this Section 4.09, the Company, in its sole discretion, will be permitted to classify and/or divide all or a portion of such item of Indebtedness on the date of its incurrence or later reclassify and/or divide all or a portion of such item of Indebtedness in any manner that complies with this Section 4.09; provided, however that all Indebtedness under the Credit Agreement which is in existence or available on the Issue Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, will be deemed to have been incurred on such date under clause (2) of the definition of “Permitted Indebtedness,” and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter.

(ii) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount, together with any accrued and unpaid interest thereon and any premium or fees and expenses related thereto, of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which refinancing Indebtedness is denominated that is in effect on the date of such refinancing. Notwithstanding any other provision of this Indenture, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

(iii) Guarantees or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of the amount of Indebtedness shall not be included in the determination of Indebtedness.

(iv) Accrual of interest or dividends, accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness, Disqualified Equity Interests or Preferred Stock for purposes of this Section 4.09.

Section 4.10 Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale is cash or Cash Equivalents, Replacement Assets or a combination thereof; provided that the amount of (A) any liabilities (other than Subordinated Indebtedness) of the Company or any such Restricted Subsidiary, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, that are assumed by the transferee of any such assets, (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the time of such disposition, to the extent of the cash or Cash Equivalents received and (C) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $50.0 million and 3.0 % of the Company’s Total Assets, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will each be deemed to be cash for the purposes of this clause (ii); provided that the 75% limitation referred to above will not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

(b) Within 365 days of the receipt of Net Cash Proceeds of any Asset Sale, the Company may apply directly or through a Restricted Subsidiary, or cause such Restricted Subsidiary to apply, an amount equal to the Net Cash Proceeds relating to such Asset Sale thereof either:

(i) to repay (A) Indebtedness that is secured by a Lien, including Indebtedness under the Credit Agreement, (B) Indebtedness of a Restricted Subsidiary that is not a Guarantor (provided that the assets disposed of in the applicable Asset Sale consisted of assets of such Restricted Subsidiary or any other Restricted Subsidiary that is not also a Guarantor) and (C) Pari Passu Indebtedness; provided however, that in the event any Pari Passu Indebtedness is repaid in satisfaction of this covenant, a Pro Rata Share (as defined below) of the Notes is substantially concurrently redeemed or repurchased (including pursuant to a tender offer or open market repurchases) with a portion of such Net Cash Proceeds at a price no less than 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon;

(ii) to reinvest in Replacement Assets;

(iii) to acquire assets constituting, or any Equity Interests of, a Permitted Business, if, after giving effect to any such acquisition, such assets are owned by the Company or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Company;

(iv) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture; or

(v) a combination of prepayment, investment, acquisition or expenditure permitted by the foregoing clauses (i), (ii), (iii) and (iv);

provided that, if during such 365 day period the Company or Restricted Subsidiary enters into a definitive written agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (ii), (iii) or (iv) above, such 365 day period shall be extended with respect to the amount of Net Cash Proceeds so committed until the later of the date required to be paid in accordance with such agreement and 180 days. Pending the final application of any Net Cash Proceeds pursuant to the immediately preceding sentence, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

On the later of the 366th day after an Asset Sale and the first day after the date on which the Company or such Restricted Subsidiary agreed to apply such Net Cash Proceeds pursuant to a definitive written agreement contemplated by the proviso to the preceding paragraph; provided that such date may be earlier, as the Company or such Restricted Subsidiary may determine (the “Net Proceeds Offer Trigger Date”), the aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (i), (ii), (iii), (iv) and (v) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) will be applied by the Company to make an offer to repurchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of Notes equal to the Net Proceeds Offer Amount multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes then outstanding and the denominator of which is the sum of the aggregate principal amount of Notes and Pari Passu Indebtedness then outstanding (the “Pro Rata Share”), at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $50.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $50.0 million, at which time the Company will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is at least $50.0 million being deemed to be a Net Proceeds Offer Trigger Date. To the extent that the aggregate purchase price of Notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Share, the Company or any Restricted Subsidiary may use such amount for any purpose not prohibited by this Indenture. Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

Notice of a Net Proceeds Offer will be mailed to the Holders as shown on the register of Holders, not less than 30 days and not more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the Trustee. The notice will state:

(i) that the Net Proceeds Offer is being made pursuant to this Section 4.10 and the length of time the Net Proceeds Offer will remain open;

(ii) the Net Proceeds Offer Payment Date, the Pro Rata Share amount and the purchase price;

(iii) that any Note not accepted for payment will continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, all Notes accepted for payment pursuant to the Net Proceeds Offer will cease to accrue interest after the Net Proceeds Offer Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Net Proceeds Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes (or the substantial equivalent thereof contained in a letter of transmittal) completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Net Proceeds Offer Payment Date;

(vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Net Proceeds Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(vii) that to the extent Holders validly tender Notes in an amount that exceeds the Pro Rata Share, Notes of tendering Holders will be repurchased on a pro rata basis based on amounts tendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be repurchased); provided, that, in the case of Notes issued in global form, beneficial interests in such Notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the applicable clearing system; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures; and

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000 in excess thereof; provided, that the unpurchased portion of a Note shall be in a minimum principal amount of $2,000.

Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part (in integral multiples of $1,000 principal amount; provided, that the unpurchased portion of any Note may not be less than $2,000).

On the Net Proceeds Offer Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes validly tendered and not validly withdrawn pursuant to the Net Proceeds Offer; provided that to the extent Holders validly tender Notes in an amount exceeding the Pro Rata Share, Notes of tendering Holders will be selected for repurchase on a pro rata basis based on the amount tendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be repurchased); provided, further that, in the case of Notes issued in global form, beneficial interests in such Notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the applicable clearing system; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price to be paid in such Net Proceeds Offer in respect of Notes or portions of Notes validly tendered and not validly withdrawn and accepted by the Company for purchase; and

(iii) deliver or cause to be delivered to the Trustee the Notes validly accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Net Proceeds Offer Payment Date) to each Holder of Notes accepted for payment the applicable payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Net Proceeds Offer on or as soon as practicable after the Net Proceeds Offer Payment Date.

Notwithstanding anything to the contrary in this Section 4.10, the Company will not be required to make any required Net Proceeds Offer if (1) a third party makes the Net Proceeds Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.10 and purchases all Notes required to be purchased in connection with the Net Proceeds Offer pursuant to this Section 4.10, or (2) notice of redemption has been given to the Holders pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price.

If an offer is made to repurchase the Notes pursuant to a Net Proceeds Offer, the Company will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e 1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company in any transaction or series of related transactions (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million unless:

(i) such Affiliate Transaction, as determined by the Company in good faith, is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(ii) the Company delivers to the Trustee an Officers’ Certificate with respect to such Affiliate Transaction stating that the Company has approved such Affiliate Transaction and stating that such Affiliate Transaction complies with clause (i) above; and

(iii) for any transaction or series of related transactions with an aggregate value of $20.0 million or more, such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of the Company, if any.

(b) The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(i) payment of reasonable fees and compensation paid to, or loans made to, and indemnity provided on behalf of, former, current or future officers, directors, employees or consultants of the Company or any Subsidiary (including any employment agreements, employee benefit plans or indemnification agreements entered into with such Persons) as determined, in good faith, by the Company;

(ii) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is, as determined by the Company, not more materially disadvantageous to the Holders when taken as a whole than the original agreement as in effect on the Issue Date;

(iv) Permitted Investments and Restricted Payments permitted by this Indenture;

(v) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the determination of the Company, fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(vi) commercially reasonable transactions between the Company or a Restricted Subsidiary and any joint venture or any Unrestricted Subsidiary and otherwise in compliance with the terms of this Indenture which are, in the determination of the Company at the time of entry into such transactions, fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(vii) the issuance or sale of any Equity Interests of the Company;

(viii) transactions as to which the Company delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, consulting or appraisal firm to the effect that the transaction is fair, from a financial point of view or otherwise, to the Company or the Restricted Subsidiary that is a party thereto, as the case may be;

(ix) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;

(x) any contribution of capital to the Company; and

(xi) sales or other dispositions of accounts receivable and related assets and interests therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivable Subsidiary in a Qualified Receivables Transaction and Permitted Investments and other transactions in connection with a Qualified Receivables Transaction and any other Standard Securitization Undertakings in connection with a Qualified Receivables Transaction.

Section 4.12 Limitation on Liens.

(a) Except for Permitted Liens, the Company will not, and will not permit:

(i) the Company or any of the Guarantors, directly or indirectly, to create, incur or assume any Lien securing Indebtedness on their properties or assets; or

(ii) any of its non-Guarantor Restricted Subsidiaries, directly or indirectly, to create, incur or assume any Debt Securities Lien on their properties or assets;

in each case upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

(b) Notwithstanding the foregoing, in addition to creating, incurring or assuming Permitted Liens on their properties or assets:

(i) the Company and any of the Guarantors may create, incur or assume any Lien securing Indebtedness on any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries); and

(ii) any of the Company’s non-Guarantor Restricted Subsidiaries may create, incur or assume Debt Securities Liens on any of its properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries);

in each case, if the Notes are secured equally and ratably with (or, if the Indebtedness to be secured by the Lien is subordinated in right of payment to the Notes, prior to) the Indebtedness so secured, as the case may be, for so long as such obligations are so secured.

Any Lien granted pursuant to clause (b) above shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under this Indenture, in which case such Liens shall only be discharged and released upon payment of the Notes or cessation of such Default or Event of Default), (ii) in the case of any such Lien in favor of any Notes Guarantee, upon the termination and discharge of such Notes Guarantee in accordance with the terms of this Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of Section 5.01 hereof) in compliance with this Indenture to any Person (not an Affiliate of the Company) of the property or assets secured by such initial Lien, or of all of the Capital Stock held by the Company, any Guarantor or any non-Guarantor Restricted Subsidiary, as the case may be, in, or all or substantially all the assets of, any Guarantor or any non-Guarantor Restricted Subsidiary, as the case may be, creating such initial Lien

Section 4.13 Corporate Existence.

Except for transactions permitted by Article 5 hereof and the consequences of such transactions, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(b) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14 Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company repurchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes, at a purchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the “Change of Control Payment”); provided, that the unpurchased portion of any Note may not be less than $2,000.

(b) Within 30 days following the date upon which the Change of Control occurred, the Company will send, by first class mail, a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (the “Change of Control Offer”). The notice will state:

(i) that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes validly tendered and not validly withdrawn will be accepted for payment;

(ii) the payment date, which must be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) that any Note not accepted for payment will continue to accrue interest;

(iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes (or the substantial equivalent thereof contained in a letter of transmittal) completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered and not validly withdrawn; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) Notwithstanding anything to the contrary in this Section 4.14, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not validly withdrawn pursuant to the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price.

(e) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

Section 4.15 Subsidiary Guarantees.

(a) After the Issue Date, the Company will cause each of its Domestic Subsidiaries (other than (x) any Domestic Subsidiary that is prohibited by law from guaranteeing the Notes or that would experience adverse regulatory consequences as a result of providing a Guarantee of the Notes (so long as, in the case of this clause (x), such Domestic Subsidiary has not provided a Guarantee of any other Indebtedness of the Company or any Guarantor), (y) any Receivable Subsidiary and (z) any Immaterial Subsidiary) to Guarantee the Notes by executing and delivering a supplemental indenture to this Indenture, providing a Guarantee of payment of the Notes by such Domestic Subsidiary, in substantially the form attached as Exhibit F hereto.

(b) Additionally, the Company will not permit any Restricted Subsidiary (other than a Guarantor) to Guarantee any Indebtedness of the Company or any Guarantor unless, in any such case:

(i) such Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture, providing a Guarantee of payment of the Notes by such Restricted Subsidiary in substantially the form attached as Exhibit F hereto; and

(ii) if such Guarantee is provided in respect of Indebtedness that is expressly subordinated to the Notes, the Guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness is similarly subordinated to the Notes Guarantee;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (i) that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company, or (ii) of any Indebtedness (or obligations in respect of such Indebtedness) permitted to be incurred pursuant to clauses (2), (3), (4), (8), (9), (11) (subject to the proviso contained therein), (16), (18) and (20) of the definition of “Permitted Indebtedness”.

(c) Each Notes Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Notes Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(d) Any Notes Guarantee by a Restricted Subsidiary will be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(i) the release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Notes Guarantee was executed and delivered pursuant to Section 4.15(b) (except a release by or as a result of payment under such Indebtedness);

(ii) any sale or other disposition (by merger or otherwise) to any Person that is not an Affiliate of the Company, of the Company’s Capital Stock in such Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary; provided, however, that:

(A) such sale or disposition of such Capital Stock is otherwise in compliance with the terms of this Indenture; and

(B) the Company is deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such entity not sold or disposed plus the Fair Market Value of any guarantee by the Company or any Restricted Subsidiary of Indebtedness of such entity;

(iii) any sale or other disposition (by merger or otherwise) to any Person that is not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that:

(A) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of this Indenture; and

(B) such Guarantee of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed;

(iv) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the terms of this Indenture; or

(v) the exercise by the Company of Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or the satisfaction and discharge of the Company’s obligations in accordance with Article 11 hereof.

Section 4.16 Limitation on Creation of Unrestricted Subsidiaries.

(a) The Company may designate any Subsidiary of the Company to be an Unrestricted Subsidiary as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

(b) The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(i) the Subsidiary to be so designated has total assets of $1,000 or less; or

(ii) immediately after giving effect to such designation, the Company could make a Restricted Payment to or a Permitted Investment in such Unrestricted Subsidiary in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.07 hereof and such amount is thereafter treated as a Restricted Payment or a Permitted Investment, as applicable, for the purpose of calculating the amount available for additional Restricted Payments or Permitted Investments, as applicable, thereunder.

(c) An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Indebtedness of such Unrestricted Subsidiary could be Incurred under Section 4.09 hereof and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12 hereof.

Section 4.17 Suspension of Certain Covenants When Notes Rated Investment Grade

During any period of time that (i) the Notes have an Investment Grade Rating from at least two Rating Agencies and (ii) no Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”),

(a) the Company and the Restricted Subsidiaries will not be subject to the following provisions (collectively, the “Suspended Covenants”) of this Indenture:

(i)	Section 4.07

(ii)	Section 4.08

(iii)	Section 4.09

(iv)	Section 4.10

(v)	Section 4.11; and

(vi)	Sections 4.15(a) and (b);

(b) Section 4.12 of this Indenture shall be replaced in its entirety with:

“The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) on any Restricted Property securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Notwithstanding the restrictions described above, the Company and its Restricted Subsidiaries may, directly or indirectly, Incur or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the immediately preceding paragraph without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured if, at the time of such Incurrence or permission, after giving effect thereto and to the retirement of any secured Indebtedness which is concurrently being retired, the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (determined without duplication) secured by Liens on Restricted Property (other than Permitted Liens (other than Permitted Liens incurred pursuant to clause (2) of the definition thereof)) plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to any Restricted Property, does not exceed the greater of (a) the amount permitted under clause (2) of the definition of “Permitted Indebtedness” and (b) 15% of the Company’s Total Assets.

“Restricted Property” means (a) any manufacturing facility (or portion thereof) owned or leased by the Company or any Restricted Subsidiary and located within the continental United States that, in the good faith opinion of the Company’s Board of Directors, is of material importance to the Company’s business taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value of property, plant and equipment (before deducting accumulated depreciation) is less than 3% of the Company’s Total Assets measured as of the end of the most recent quarter for which financial statements are available; or (b) any Capital Stock of any Subsidiary of the Company owning a manufacturing facility (or a portion thereof) covered by clause (a). As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing such as quality assurance, engineering, maintenance, staging areas for work in process administration, employees, eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.”; and

(c) the definition of “Permitted Liens” shall be replaced in its entirety with the following definition:

“Permitted Liens” means:

(1)	Liens existing on the Suspension Date (other than Liens to secure Indebtedness under the Credit Agreement);

(2)	Liens securing Indebtedness permitted to be incurred under clause (2) of the definition of “Permitted Indebtedness”;

(3)	Liens on property of any entity (including shares of stock owned by such entity) which becomes a Restricted Subsidiary of the Company after the date on which the Notes are originally issued; provided that such Liens are in existence at the time such entity becomes a Restricted Subsidiary of the Company and were not created in anticipation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(4)	Liens upon property, including software and license rights with respect to software, acquired after the date on which the Notes are originally issued (by purchase, construction or otherwise) by the Company or any of its Restricted Subsidiaries, any of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property; provided that no such Lien shall extend to or cover any property of the Company or such Restricted Subsidiary other than the property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall not exceed (at the time of incurrence) 100% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such property at the time it was acquired (by purchase, construction or otherwise);

(5)	Liens in favor of the Company or any Restricted Subsidiary;

(6)	Liens incurred with respect to any environmental remediation program;

(7)	any extension, renewal or replacement (which replacement can occur after termination of the relevant agreement) of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property); and

(8)	Liens to secure Capitalized Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (8) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to any property or assets other than the property or assets acquired pursuant to such Capitalized Lease Obligations or with the proceeds of such Purchase Money Debt or property affixed or appurtenant thereto and any proceeds thereof.

Upon the occurrence of a Covenant Suspension Event (the “Suspension Date”), the amount of Net Cash Proceeds that have not been invested or applied as provided under Section 4.10 hereof shall be set at zero as of such date. In the event that, on any date subsequent to any Suspension Date (the “Reversion Date”), the Notes do not have an Investment Grade Rating from at least one Rating Agency, or an Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding the reinstatement of the Suspended Covenants, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 hereof will be made as though Section 4.07 hereof had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period that would not otherwise have been permitted pursuant to clauses (ii)(A), (iii), (iv), (v), (vi), (viii), (x), (xi) and (xii) of Section 4.07(b) hereof will reduce the amount available to be made as Restricted Payments under Section 4.07(a). On the Reversion Date all Indebtedness Incurred during the Suspension Period will be classified as having been Incurred under clause (3) of the definition of “Permitted Indebtedness,” except for Indebtedness Incurred pursuant to clauses (1) or (2) of the definition of “Permitted Indebtedness” (which Indebtedness shall be classified as having been Incurred under clauses (1) or (2) of the definition of “Permitted Indebtedness,” respectively).

There can be no assurance that the Notes will achieve or maintain an Investment Grade Rating.

For the avoidance of doubt, in no event shall any action taken by the Company or any Restricted Subsidiary in compliance with this Indenture during a Suspension Period, or taken after such Suspension Period pursuant to the requirements of any contract or binding commitment entered into in good faith during such Suspension Period, constitute a breach of any covenant contained in this Indenture.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation and Sale of Assets.

The Company will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) in one or more related transactions (other than if a Restricted Subsidiary merges into or consolidates with the Company) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either:

(A) the Company shall be the surviving or continuing Person; or

(B) the Person, if other than the Company, formed by such consolidation or into which the Company is merged, or the Person that acquires by sale, assignment, transfer, conveyance or other disposition all or substantially all of the Company’s assets determined on a consolidated basis for the Company and its Restricted Subsidiaries (the “Surviving Entity”), (x) shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (and, if such Person is not a corporation, the Notes are co-issued by a Restricted Subsidiary of such Person that is a corporation) and (y) shall expressly assume, by supplemental indenture, executed and delivered to and in form satisfactory to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed;

(ii) immediately before and immediately after giving effect to such transaction, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and

(iii) the Company or such Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, does not contravene the requirements of this Indenture and that all conditions precedent in this Indenture relating to the execution of such supplemental indenture have been satisfied.

Upon any consolidation or merger or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing Person, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, transfer or other disposition is made shall succeed to, and be substituted for the Company (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company, under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of all of its obligations and duties under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(i) the failure to pay interest and Special Interest, if any, on any Notes when the same becomes due and payable and such default continues for a period of 30 days; or

(ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase Notes validly tendered and not withdrawn pursuant to a Change of Control Offer or a Net Proceeds Offer; or

(iii) a default in the observance or performance of any other covenant or agreement contained in this Indenture not specified in clause (i) or (ii) above which default continues for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate outstanding principal amount of the Notes, which notice, in either case, specifies the default and demands that such default be remedied; or

(iv) the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, other than intercompany Indebtedness, or the acceleration of the final stated maturity of any such Indebtedness, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25.0 million or more at any time; or

(v) failure by the Company or any Restricted Subsidiary of the Company to pay any final judgment or final judgments entered by a court or courts of competent jurisdiction for the payment of money in excess (net of amounts covered by third party insurance) of $25.0 million rendered against the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and is not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; or

(vi) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(viii) any Notes Guarantee by a Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary ceases to be in full force and effect or any Notes Guarantee of a Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is held in a judicial proceeding to be null and void and unenforceable or any Notes Guarantee of a Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is found to be invalid by a final judgment or order that is not appealable or any Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary that is a Guarantor denies its liability under its Notes Guarantee, other than by reason of a release of such Subsidiary or group of Subsidiaries in accordance with the terms of this Indenture.

Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(vi) or 6.01(vii) hereof with respect to the Company) shall have occurred and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and (if given by the Holders) to the Trustee specifying the respective Event of Default and that it is a “notice of acceleration.” Upon any such declaration, the Notes shall become due and payable immediately. If an Event of Default specified in Section 6.01(vi) or 6.01(vii) hereof with respect to the Company occurs and is continuing, then such amount shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

At any time after a declaration of acceleration or automatic acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration or automatic acceleration and its consequences:

(a) if the rescission would not conflict with any judgment or decree;

(b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(d) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(e) in the event of the cure or waiver of an Event of Default of the type described in Sections 6.01(vi) and 6.01(vii) hereof, the Trustee has received an Officers’ Certificate and an Opinion of Counsel to the effect that such Event of Default has been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, on or interest or Special Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default (including in connection with an offer to purchase the Notes), and its consequences,

except a Default in the payment of the principal of or interest on any Notes. Upon any such waiver, such Default or Event of Default shall cease to exist, and any Default or Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes, or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(iv) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, on, or interest or Special Interest, if any, on the Note, on or after the respective due dates expressed or provided for in the Notes (including in connection with Notes accepted for payment pursuant to an offer to purchase made pursuant to Section 4.10 or 4.14 hereof), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, on, and interest and Special Interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee under Section 7.07.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee under Section 7.07) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and counsel for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest and Special Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Special Interest, if any, respectively; and

Third: to the Company or to such other party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall be under a duty to examine the certificates and opinions specifically required to be furnished to it under this Indenture to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder.

(g) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(h) The Trustee shall not be charged with knowledge of any Default or any Event of Default unless either (i) a Responsible Officer of the Trustee shall have actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default shall have been given to the Trustee by the Company or any other obligor on the Notes, or by any Holder of the Notes.

(i) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, on, or interest or Special Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors, jointly and severally, will indemnify the Trustee, including its officers, directors, stockholders, employees and agents, against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its powers and duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of one such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium, if any, on, or interest or Special Interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in clause (vi) or (vii) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10 hereof;

(ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a custodian or public officer takes charge of the Trustee or its property; or

(iv) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

Section 7.12 Limitation of Liability.

In no event shall the Trustee, in its capacity as such, Paying Agent or Registrar or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought. The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquake; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authority and governmental action. The provisions of this Section 7.12 shall survive the satisfaction and discharge or the termination for any reason of this Indenture and the resignation or removal of the Trustee.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(ii) the Company’s obligations with respect to the Notes concerning issuing temporary notes, registration, transfer and exchange of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment of the Notes and provisions that money for security payments are to be held in trust;

(iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(iv) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of its obligations under the covenants contained in Sections 4.03 and 4.04 hereof (to the extent such covenants are not expressly required by the TIA) and Sections 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16 and 4.17 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii) (to the extent relating to the covenants that are subject to the Covenant Defeasance), (iv), (v) and (viii) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars sufficient, non-callable Government Securities, the scheduled payments of principal and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which opinion need only be given if Government Securities have been so deposited), to pay the principal of, or interest and premium, if any, on the outstanding Notes to the Stated Maturity or to the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of an election under Section 8.01 hereof applicable to Section 8.02 hereof, the Company must deliver to the Trustee an opinion of U.S. tax counsel reasonably acceptable to the Trustee confirming that:

(A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of an election under Section 8.01 hereof applicable to Section 8.03 hereof, the Company must deliver to the Trustee an opinion of U.S. tax counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than this Indenture and any agreements or instruments governing any other Indebtedness being defeased, discharged or replaced, in each case, resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and any grant of any Lien to secure such borrowing);

(v) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(vi) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied; and

(vii) the Company delivers to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (ii) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable within one (1) year by reason of the giving of a notice of redemption or otherwise or are to be called for redemption within one (1) year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event of Legal Defeasance or Covenant Defeasance, the Note Guarantees in effect at such time shall automatically terminate.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Special Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i) hereof (which opinion need only be given if Government Securities have been deposited under Section 8.04)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, on, or interest or Special Interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest or Special Interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days nor more than 60 after the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.05 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.05 hereof; provided, however, that, if the Company makes any payment of principal of, premium, if any, on, or interest or Special Interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent; provided further that neither the failure of the Company or any of its Subsidiaries to have complied with such revived and reinstated obligations during the period (for purposes of this Section 8.07, the “Suspension Period”) subsequent to such deposit pursuant to Section 8.04 and prior to such reinstatement and revival, nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with this Indenture during the Suspension Period, will constitute a Default, Event of Default or breach of any kind under this Indenture, the Notes or any Note Guarantees.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees, if any:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to comply with Section 5.01 hereof;

(iii) to provide for the assumption of the Company’s or any Guarantor’s obligations to the extent otherwise permitted under this Indenture;

(iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect in any material respect the legal rights under this Indenture of any such Holder;

(v) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(vi) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(vii) to evidence and provide for the acceptance and appointment under this Indenture of a successor trustee thereunder pursuant to the requirements thereof;

(viii) to add a Guarantor or a corporate co-issuer under this Indenture;

(ix) to conform the text of this Indenture or the Notes to any provision of the “Description of Notes” section of the Offering Circular, to the extent that the Trustee has received an Officers’ Certificate from the Company stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes” section of the Offering Circular;

(x) to make any amendment to the provisions of this Indenture relating to the restrictions on the transfer and legending of Notes, including, without limitation, to facilitate the issuance, transfer and exchange of the Notes; or

(xi) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Notes, in any property or assets.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06, 12.04 and 12.05 hereof, the Trustee will join with the Company and the Guarantors, if any, in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amendment or supplement that adversely affects its own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amendment or supplement.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 4.10 and 4.14 hereof), the Notes or the Note Guarantees, if any, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, on, or interest or Special Interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06, 12.04 and 12.05 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amendment or supplement unless such amendment or supplement adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amendment or supplement.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment or supplement or waiver. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest, including defaulted interest, on any Notes;

(iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(iv) make any Notes payable in money other than that stated in the Notes;

(v) at any time after a Change of Control has occurred or the requirement to make a Net Proceeds Offer has occurred, amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in relation to such Change of Control in accordance with Section 4.14 hereof, or such Net Proceeds Offer in accordance with Section 4.10 hereof, as the case may be, including amending, changing or modifying any definition relating thereto;

(vi) make any change in provisions of this Indenture protecting the right of each Holder of a Note to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the Notes); or

(vii) release all or substantially all of the Guarantors from their obligations under their Notes Guarantees or this Indenture other than in accordance with the terms of this Indenture.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, except to the extent that the consent is by its express terms irrevocable, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each party to become a Guarantor hereby, will jointly and severally, unconditionally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of, premium, if any, on, and interest and Special Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, on, and interest and Special Interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or performance or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay or perform or cause the payment or performance of the same immediately. Each Guarantor agrees that this is a Guarantee of payment and not a Guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.15 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless such Guarantor’s Note Guarantee is automatically and unconditionally released pursuant to Section 4.15(d) in connection with such sale or disposition or:

(i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii) either:

(A) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee on the terms set forth herein pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; or

(B) the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or other disposition and upon such assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the predecessor Guarantor and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (ii)(A) and (B) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be satisfied and discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(i) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption in the name, and at the expense of the Company and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars sufficient, non-callable Government Securities, the scheduled payments of principal of and interest on which will be sufficient, or a combination thereof, sufficient without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which opinion need only be given if Government Securities have been so deposited), to pay and discharge the entire indebtedness on such Notes for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(ii) in respect of subclause (B) of clause (i) of this Section 11.01, no Event of Default has occurred and is continuing on the date of the deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which the Company is a party or by which the Company is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(iii) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the principal of and interest on the Notes as they become due on and prior to maturity or on and prior to the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee to the effect that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (i) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, the provisions of Section 7.07 hereof, shall survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money; Other Miscellaneous Provisions.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest and Special Interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, on, or interest or Special Interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent; provided further that neither the failure of the Company or any of its Subsidiaries to have complied with such revived and reinstated obligations during the period (for purposes of this Section 11.02, the “Suspension Period”) subsequent to such deposit pursuant to Section 11.01 hereof and prior to such reinstatement and revival, nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with this Indenture during the Suspension Period, will constitute a Default, Event of Default or breach of any kind under this Indenture, the Notes or any Note Guarantees.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 11 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 11.01 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 11.01 hereof (which opinion need only be given if Government Securities have been deposited under Section 11.01)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent satisfaction and discharge of this Indenture.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 12.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile No.: (615) 986-5880

Attention: Mark Tobin

With a copy to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Facsimile No.: (214) 969-5100

Attention: Mark E. Betzen

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

900 Ashwood Parkway, Suite 425

Atlanta, GA 30338

Facsimile No.: (770) 698-5195

Attention: Corporate Trust Administration

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, telecopier or other similar electronic methods; provided, however, that (a) the party providing such electronic instructions or directions, subsequent to the transmission thereof, shall, if requested by the Trustee, provide originally executed instructions or directions to the Trustee in a timely manner and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions or directions notwithstanding such instructions or directions conflict or are inconsistent with a subsequent written instruction or direction or if the subsequent written instruction or direction is never received. The party providing instructions or directions by e-mail, telecopier or other similar electronic methods, as aforesaid, agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by email, telecopier or other similar electronic methods; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar; provided that notices to the Depositary shall be given in accordance with its procedures therefor. Any notice or communication will also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 12.03 Communication by Holders of Notes with Other Holders of Notes.

Any Holder may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than in connection with the initial issuance of the Notes hereunder), the Company shall furnish to the Trustee:

(i) an Officers’ Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) must comply with the provisions of TIA §314(e) and must include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.06 Rules by Trustee and Agents.

The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other Indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such Indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 4.15 hereof.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 12.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.14 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one (1) or more instruments (including instruments in facsimile, digital or other electronic form) of substantially similar tenor signed (including signatures in facsimile, digital or other electronic form) by such Holders in person or by agent duly appointed in writing (including signatures in facsimile, digital or other electronic form); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 12.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note register maintained under Section 2.03 hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such request, demand, authorization, direction, notice, consent or waiver by the Holders on such record date shall be deemed effective unless it shall become effective (pursuant to the provisions of this Indenture, to the extent applicable) not later than six (6) months after the record date.

[Signatures on following page]

SIGNATURES

Dated as of May 21, 2012

Louisiana-Pacific Corporation

By:	/s/ Sallie B. Bailey
Name: Sallie B. Bailey
Title: Executive Vice President and Chief Financial Officer

The Bank of New York Mellon Trust Company, N.A., Trustee

By:	/s/ Julie H. Ramos
Name: Julie Hoffman - Ramos
Title: Vice President

[Face of Note]

CUSIP/CINS
7.500% Senior Note due 2020
No.		$

LOUISIANA-PACIFIC CORPORATION

promises to pay to              or registered assigns,

the principal sum of                                                   DOLLARS [or such other principal amount as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto]*1on June 1, 2020.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

[1]	*Insert in Global Notes only

Dated:

LOUISIANA-PACIFIC CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory

[Back of Note]

7.500% Senior Note due 2020

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Louisiana-Pacific Corporation, a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at the rate of 7.5% per annum from May 21, 2012 until maturity and shall pay the Special Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest, if any, semi-annually in arrears on June 1 and December 1 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be December 1, 2012. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 (whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest and Special Interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, on, and interest and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Paying Agent at least ten days prior to the applicable payment date; provided that no payment of principal of or premium, if any, on this Note may be made unless such Note is surrendered to the Paying Agent for payment. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of May 21, 2012 (the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder, except as provided in Section 4.09 thereof.

(5) OPTIONAL REDEMPTION.

(A) On or prior to June 1, 2015, the Company may, at its option on one or more occasions, redeem up to 35% of the initially issued aggregate principal amount of the Notes (which includes Additional Notes, if any), upon not less than 30 nor more than 60 days’ notice, with the net cash proceeds received by the Company from one or more Equity Offerings at a redemption price equal to 107.500% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date; provided however, that:

(i) at least 65% of the initially issued aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption; and

(ii) the redemption occurs within 90 days after the date of the completion of the related Equity Offering.

(B) At any time prior to June 1, 2016, the Company may, at its option, redeem all or any portion of the Notes on one or more occasions upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, thereon to, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date.

(C) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to June 1, 2016

(D) On or after June 1, 2016, the Company will be entitled, at its option on one or more occasions, to redeem all or any portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) if redeemed during the 12-month period commencing on June 1 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date:

Year	Percentage
2016	103.750%
2017	101.875%
2018 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(A) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof; provided that the unpurchased portion of any Note may not be less than $2,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of Notes to be repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest on an interest payment date occurring on or prior to the purchase date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(B) In certain circumstances, the Company will be required to make an offer (a “Net Proceeds Offer”) to each Holder to repurchase from all Holders on a pro rata basis that amount of Notes equal to the Pro Rata Share at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest on an interest payment date occuring on or prior to the purchase date; provided that any selection of Notes for repurchase on a pro rata basis shall be made with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be repurchased; provided, further that, in the case of Notes issued in global form, beneficial interests in such Notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the applicable clearing system; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures.

(8) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; provided that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed; provided, further that portions of Notes may be selected for redemption in denominations equal to $1,000 or integral multiples thereof, except that the unredeemed portion of a Note shall be in a minimum principal amount of $2,000.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. Except as otherwise provided in the Indenture, the registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Guarantees are set forth in Article 9 of the Indenture.

(12) DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of May 21, 2012, among the Company and the Initial Purchasers or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company and the other parties thereto, relating to rights given by the Company to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(18) CUSIP OR ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP or ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile No.: (615) 986-5880

Attention: Mark Tobin

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                   agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$         ($1,000 or integral multiples thereof, provided that the unpurchased portion of a Note must be in a minimum principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile No.: (615) 986-5880

Attention: Mark Tobin

[Registrar address block]

Re: 7.500% Senior Notes due 2020

Reference is hereby made to the Indenture, dated as of May 21, 2012 (the “Indenture”), among Louisiana-Pacific Corporation, as issuer (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                        , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                                  (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a

U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(b) ☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b) ☐ a Restricted Definitive Note; or

(c) ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile No.: (615) 986-5880

Attention: Mark Tobin

[Registrar address block]

Re: 7.500% Senior Notes due 2020

(CUSIP [            ])

Reference is hereby made to the Indenture, dated as of May 21, 2012 (the “Indenture”), among Louisiana-Pacific Corporation, as issuer (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Exchange”) as further specified in Annex A hereto. In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for

a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Transferor owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a) ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(b) ☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b) ☐ a Restricted Definitive Note; or

(c) ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile No.: (615) 986-5880

Attention: Mark Tobin

[Registrar address block]

Re: 7.500% Senior Notes due 2020

Reference is hereby made to the Indenture, dated as of May 21, 2012 (the “Indenture”), among Louisiana-Pacific Corporation, as issuer (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $             aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any Subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other

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information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

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EXHIBIT E

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent and subject to the provisions set forth in the Indenture dated as of May 21, 2012 (the “Indenture”) between Louisiana-Pacific Corporation, (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, on, and interest and Special Interest, if any, on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium, if any, on, and interest and Special Interest, if any, on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee, all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

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EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                                          (the “Guaranteeing Subsidiary”), a Subsidiary of Louisiana-Pacific Corporation (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (if any) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of May 21, 2012 providing for the issuance of 7.500% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, the other Guarantors (if any) and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional guarantee on the terms and subject to the conditions set forth in the Note Guarantee (the form of which is attached to the Indenture as Exhibit E) and in the Indenture, including but not limited to Section 4.15 and Article 10 thereof.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:                     ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

LOUISIANA-PACIFIC CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[OTHER GUARANTORS]

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